Exhibit 21.1

Subsidiaries of J.B. Hunt Transport Services, Inc.

(A)        J.B. Hunt Transport, Inc., a Georgia corporation

(B)        L.A., Inc., an Arkansas corporation

(C)        J.B. Hunt Corp., a Delaware corporation

(D)        J.B. Hunt Logistics, Inc., an Arkansas corporation

(E)        Hunt Mexicana, S.A. de C.V., a Mexican corporation

(F)        FIS, Inc., a Nevada corporation

(G)       WPS Purchasing, LLC, a Nevada LLC

(H)        J.B. Hunt Mexico, S.C., a Mexican partnership

(I)         Special Dispatch of San Antonio, Inc., a Texas corporation